EXHIBIT (11.2)


THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
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CALCULATION OF FULLY DILUTED NET EARNINGS PER COMMON AND COMMON
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EQUIVALENT SHARE (1)
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(All amounts in thousands, except per share amounts)

                                                     First Quarter Ended
                                                     --------------------
                                                     March 30,   March 31,
                                                       1997         1996
                                                     -------      -------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                  $ 20,177     $ 36,346
                                                     =======      =======
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS:
  Shares used in calculating primary earnings
   per share                                          53,044       53,472

  Additional dilutive effect of stock options after
   application of treasury stock method                                25
                                                     -------      -------
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
 FULLY DILUTED BASIS                                  53,044       53,497
                                                     =======      =======
FULLY DILUTED NET EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE                            $    .38     $    .68
                                                     =======      =======

(1) This calculation is submitted in accordance with 17 CFR 229.601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.